Exhibit 99.1

Alphabet Appoints Frances Arnold to its Board of Directors

MOUNTAIN VIEW, Calif. (December 9, 2019) – Alphabet Inc. (NASDAQ: GOOG, GOOGL) today announced that it has appointed Frances Arnold to its Board of Directors. Ms. Arnold is the Linus Pauling Professor of Chemical Engineering, Bioengineering and Biochemistry and the Director of the Donna and Benjamin M. Rosen Bioengineering Center at the California Institute of Technology. A renowned innovator, she is also a celebrated leader in science having won the Nobel Prize in Chemistry in 2018.
Her appointment is effective immediately and she will serve on Alphabet’s Nominating and Corporate Governance Committee.
“I’m honored to join Alphabet’s Board,” said Ms. Arnold. “I’ve long admired Alphabet’s commitment to technology and research, and to improving the lives of people around the world, and I’m excited to be a part of that.”
John Hennessy, Chairman of the Alphabet Board of Directors, said, “Frances is an accomplished bioengineer, entrepreneur and scholar, who brings incredible knowledge and experience to our Board, and we’re delighted to have her join us.”
Ms. Arnold joined the California Institute of Technology in 1986 and has served as a Visiting Associate, Assistant Professor, Professor, and Director. Ms. Arnold’s laboratory focuses on protein engineering by directed evolution, with applications in alternative energy, chemicals, and medicine.
She is the recipient of numerous honors, including the Nobel Prize in Chemistry, the Millennium Technology Prize, induction into the National Inventors Hall of Fame, Fellow of the National Academy of Inventors, the ENI Prize in Renewable and Nonconventional Energy, the U.S. National Medal of Technology and Innovation, and the Charles Stark Draper Prize of the U.S. National Academy of Engineering. Ms. Arnold is an elected member of all three U.S. National Academies of Science, Medicine, and Engineering, as well as the American Academy of Arts and Sciences. Ms. Arnold serves as a director of Illumina, Inc., a provider of integrated systems for the analysis of genetic variation and biological function, since 2016, and serves as Chair of its Science and Technology Committee and as a member of the Nominating and Corporate Governance Committee; and as a director of Provivi, Inc., a privately-held agriculture pest management company.
Ms. Arnold holds a Bachelor of Science degree in mechanical and aerospace engineering from Princeton University and a Doctoral degree in chemical engineering from the University of California, Berkeley.

About Alphabet Inc.
Larry Page and Sergey Brin founded Google in September 1998. Since then, the company has grown to more than 100,000 employees worldwide, with a wide range of popular products and platforms like Search, Maps, Ads, Gmail, Android, Chrome, Google Cloud and YouTube. In October 2015, Alphabet became the parent holding company of Google.
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